Exhibit 99.1

News Release

For Immediate Release 03/09/12

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Significantly Expands Liquidity Position

Houston, Texas– March 09, 2012 (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) has allocated the previously announced First Lien expansion and received additional liquidity. The First Lien expansion was increased from $140 million to $155 million and the interest rate was reduced from a floating 9.00% to 8.75% per annum. In addition, the existing holders of the First Lien converted their fixed 9.00% interest rate to the floating 8.75%. Funding of the available amount is scheduled after the filing of the company’s Form 10-K.

As a result of asset sale transactions, ATP has also received additional liquidity of approximately $60 million during March 2012 and during the remainder of March 2012 the company expects to receive additional liquidity in excess of $100 million from asset sale transactions that are scheduled to close during March 2012.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company focused in the Gulf of Mexico, Mediterranean Sea and North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. ATP cautions that assumptions, expectations, projections, intentions, plans, beliefs or similar expressions used to identify forward-looking statements about future events may, and often do, vary from actual results and the differences can be material from those expressed or implied in such forward looking statements. Some of the key factors which could cause actual results to vary from those ATP expects include, without limitation, volatility in commodity prices for crude oil and natural gas, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting its business. ATP assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. More information about the risks and uncertainties relating to ATP’s forward-looking statements is found in the company’s SEC filings or website, www.atpog.com.

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